Filed Pursuant to Rule 424(b)(3)

Registration No. 333-117768

PROSPECTUS

THE WET SEAL, INC.

8,135,775 Shares of Class A Common Stock

We are registering 8,135,775 shares of our Class A common stock for resale by the selling securityholders identified in this prospectus, 6,026,500 of which were issued by us on June 29, 2004 in a private placement transaction. The remaining 2,109,275 of these shares are issuable upon the exercise of warrants which we issued in the private placement transaction.

Our shares of Class A common stock trade on the Nasdaq National Market under the symbol “WTSLA.”

On August 23, 2004, the last sale price of the shares of our Class A common stock as reported on the Nasdaq National Market was $0.74 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of this prospectus beginning on page 4.

We will not receive any proceeds from the sale of the shares of Class A common stock by the selling securityholders, but we will receive proceeds from the exercise of the warrants, assuming that a registration statement covering the shares of Class A common stock underlying the warrants is then in effect.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2004

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are not based on historical facts, but rather reflect our current expectations, estimates and predictions about future results and events. These forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to our company or our management. In particular, certain statements included or incorporated by reference in this prospectus, including, but not limited to, those relating to our expected results of operations, the accuracy of data relating to, and anticipated levels of, future inventory and gross margins, liquidity, anticipated cash requirements and sources, cost containment efforts, estimated charges, plans regarding store openings and closings, e-commerce and business seasonality, are forward-looking statements.

We base our forward-looking statements on management’s beliefs and assumptions, using information currently available to it. Any forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance and achievements expressed or implied by these statements. The risk factors described in the “Risk Factors” section of this prospectus and in documents incorporated by reference in this prospectus, are only certain, but not all, of the factors that could cause future results to differ materially from those expressed in our forward-looking statements. We do not intend, and undertake no obligation, to update our forward-looking statements to reflect future events or circumstances. Any forward-looking statements contained in or incorporated by reference in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

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PROSPECTUS SUMMARY

This summary contains basic information about our company and the resale by the selling securityholders of our Class A common stock. Because it is only a summary, it does not contain all of the information that you should consider before purchasing our Class A common stock. You should read this entire prospectus, including the information set forth under “Risk Factors” and the information incorporated by reference in this prospectus. As used in this prospectus, “The Wet Seal,” “our company,” “we,” “us,” “our” and similar phrases refer to The Wet Seal, Inc. and its consolidated subsidiaries, unless otherwise specified.

Our Business

We are a national specialty retailer operating stores selling fashionable and contemporary apparel and accessory items designed for female customers. We operate two nationwide, primarily mall-based chains of retail stores under the names “Wet Seal” (including the remaining “Contempo Casuals” stores) and “Arden B.” In the first and second quarters of fiscal 2004 we discontinued operations at all 31 of our Zutopia stores. As of May 1, 2004, we operated 575 retail stores in 47 states, Puerto Rico and Washington D.C., consisting of 459 Wet Seal locations, 99 Arden B. locations and 13 Contempo Casuals locations and four Zutopia locations which we subsequently closed during the second quarter.

Store Formats

Wet Seal. Founded in 1962, Wet Seal targets the fashion-conscious junior customer by providing a balance of moderately priced fashionable brand name and company-developed apparel and accessories. While the Wet Seal targets fashion-forward teens of all ages, we believe that our core customer is between the ages of 17 and 19 years old. The Wet Seal stores average approximately 4,000 square feet in size. As of May 1, 2004, we had 472 Wet Seal stores, consisting of 459 Wet Seal stores and 13 Contempo Casuals stores. During fiscal 2003, we converted three of the Contempo Casuals stores to the Wet Seal name in our continued effort to build a stronger brand presence for Wet Seal.

Arden B. In the fourth quarter of fiscal 1998, we opened our first Arden B. location. Arden B. stores cater to the fashionable, sophisticated contemporary woman. With a unique mix of high quality European and custom in-house designs, Arden B. delivers a hip, sophisticated wardrobe of fashion separates and accessories for all facets of the customer’s lifestyle: everyday, wear-to-work, special occasion and casual, predominantly under the “Arden B.” brand name. Arden B. stores average approximately 3,200 square feet in size.

Other Store Formats. In 1999, we established Wet Seal online, a web-based store located at www.wetseal.com offering Wet Seal merchandise to customers over the Internet. The online store was designed as an extension of the in-store experience, and offers a wide selection of our merchandise. We expanded our online business in August of 2002 with the launch of www.ardenb.com, offering Arden B. apparel and accessories comparable to those carried in the store collections. Although these web sites also provide information about our company, we do not intend the information available through these web sites be incorporated into this prospectus.

During fiscal 2002, we launched the Wet Seal catalog for the back-to-school season and again in the fourth quarter for the holiday season in an effort to further build the Wet Seal brand. However, due to relatively high costs and disappointing sales results, we did not produce or distribute a catalog during fiscal 2003, and do not plan on pursuing this type of marketing in the near future.

The names “Wet Seal,” “Contempo Casuals” and “Arden B.” (which is registered in the retail store services class and pending in others) and the Wet Seal logo are trademarks and service marks of Wet Seal. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its respective owner.

The Private Placement

On June 29, 2004, we completed a private placement of shares of our Class A common stock and warrants to acquire shares of our Class A common stock, raising aggregate gross proceeds of approximately $27.2 million. We expect that the net proceeds from the private placement of approximately $25.9 million will be used for working capital and general corporate purposes. In connection with the private placement, we issued 6,026,500 shares of our Class A common stock at a purchase price of $4.51 per share and warrants to acquire 2,109,275 additional shares of our Class A common stock at an exercise price of $5.41 per share, subject to adjustment from time to time for stock splits, stock dividends, distributions and similar transactions. The warrants are exercisable beginning on December 30, 2004 and expire on December 29, 2009. If the warrants are exercised in full (and assuming that no holder of warrants avails itself of the “cashless exercise” provisions of the warrants, which is available under certain circumstances), we would realize gross proceeds (before expenses) of $11,411,177. We agreed with the purchasers of these securities to register these securities for public resale. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission, in order to satisfy our obligations to the purchasers of these securities.

Accordingly, this prospectus covers:

•	the resale by the selling securityholders of shares of our Class A common stock issued in the private placement; and

•	the resale by the selling securityholders of shares of our Class A common stock issuable upon exercise of the warrants issued in the private placement.

Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page 4 of this prospectus and the other information included or incorporated by reference in this prospectus before investing in our securities.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before purchasing our Class A common stock, you should carefully consider all of the information set forth in or incorporated by reference in this prospectus and, in particular, the risks described below. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you could lose all or part of your investment.

The risks and uncertainties below are not the only ones we face, but represent the risks that we believe are material. However, there may be additional risks that we currently consider not to be material or of which we are not currently aware, and any of these risks could have the effects set forth above.

Risks Related to our Business

We have incurred operating losses and negative cash flows in recent periods, which have led to liquidity constraints. Further, we have begun to experience a tightening of credit extended to us by vendors, factors and others for merchandise and services, which could cause us to experience delays or disruption in merchandise flow.

We have incurred operating losses during the past eight quarters, and expect to experience further operating losses in the third quarter of fiscal 2004. In addition, we experienced negative cash flows during all of fiscal 2003 and the first two quarters of fiscal 2004. As a result, the substantial cash and short-term investment balances which we have historically maintained have been partially depleted and we have encountered liquidity constraints. If our operating losses and negative cash flows continue at the same rate, our liquidity constraints could become more severe and we will be forced to seek alternatives to address these constraints, including seeking additional debt financing or equity financing or a potential reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Because of our recent financial results, we have also begun to experience a tightening of credit extended to us by vendors, factors, and others for merchandise and services. The initial impact of this credit tightening has required us to issue letters of credit outside of the ordinary course of business, or, in some instances, shorten vendor credit terms. While to date we have not experienced any delays or disruption in merchandise flow, further credit tightening could cause us to experience these delays or disruptions, which, in turn, could have an adverse effect on our financial condition and results of operations.

We may be unable to reverse declines in comparable store sales and net losses from continuing operations, both of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Growth in our business depends, in part, on our ability to reverse declines in comparable store sales and then sustain comparable store sales growth. We use the term “comparable store sales” to refer to sales in stores that have been open for at least 14 full fiscal months. Our ability to improve our comparable store sales results depends in large part on a number of factors, including improving our forecasting of demand and fashion trends, selecting effective marketing techniques, providing an appropriate mix of merchandise for our broad and diverse customer base, managing inventory effectively, using more effective pricing strategies, optimizing store performance by closing under performing stores, calendar shifts of holiday periods and general economic conditions. Our comparable store sales results have declined significantly in the past year and have continued to decline in the first quarter and second quarter of fiscal 2004. Comparable store sales for the second quarter of fiscal 2004 declined 10.9% and declined 14.7% during July 2004. We experienced a net loss from continuing operations during the second quarter of fiscal 2004. We cannot assure you that we will not experience future declines in comparable store sales and net losses from continuing operations, both of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Any failure to meet the expectations of investors or security analysts with respect to comparable store sales in one or more future periods could reduce the market price of our Class A common stock.

Covenants contained in our revolving credit facility with Fleet Retail Group, Inc., or Fleet, restrict the manner in which we conduct our business and our failure to comply with these covenants could result in a default under this facility and, consequently, have a material adverse effect on our business, financial condition, growth prospects and ability to procure merchandise for our stores.

Our credit facility with Fleet contains a number of covenants that restrict the manner in which we conduct of our business. Subject to certain exceptions these covenants restrict, among other things, our ability to:

•	incur additional indebtedness;

•	make investments and acquisitions;

•	grant liens;

•	pay dividends; and

•	close stores and dispose of their assets.

A breach of any of these covenants could result in a default under this facility, acceleration of any amounts due under this facility and the unavailability of the lines of credit available under this facility. As a result, our business, financial condition, growth prospects and ability to procure merchandise for our stores could be materially and adversely affected.

In addition, this facility is secured by all presently owned and hereafter acquired assets of our company and our wholly owned subsidiaries, The Wet Seal Retail, Inc. and Wet Seal Catalog, Inc., each of which may be a borrower under this facility. These secured assets include all of our trademarks. If an event of default occurs under this facility, then the lenders under this facility may foreclose on these assets, including our trademarks, which would have a material adverse effect on our business.

If we are unable to anticipate and react to new fashion trends and/or if there is a decrease in the demand for fashionable, casual apparel, our financial condition and results of operations could be adversely affected.

The retail apparel industry is subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our brand image and our ability to return to profitability are heavily dependent upon both the priority our target customers place on fashion and on our ability to anticipate, identify and capitalize upon emerging fashion trends. If we fail to anticipate, identify or react appropriately or in a timely manner to these fashion trends, we could experience reduced consumer acceptance of our products, a diminished brand image and higher markdowns. These factors could result in lower selling prices and sales volumes for our products, which could adversely effect our financial condition and results of operations. This risk is particularly acute because we rely on a limited demographic for a large percentage of our sales.

Our sales and ability to return to profitability also depend upon the continued demand by our customers for fashionable, casual apparel. Demand for our merchandise could be negatively affected by shifts in consumer discretionary spending to other goods such as electronic equipment, computers and music. If the demand for apparel and related merchandise were to decline, our financial condition and results of operations would be adversely affected by any resulting decline in sales.

Our failure to successfully implement our new sourcing and supply program could have a material adverse effect on our business and results of operations.

We have recently introduced a new company-wide sourcing and supply program. As part of this program, we expect that over time we will increase the volume of merchandise that is designed and developed by individuals working for our company and decrease the volume of merchandise that is designed and developed by third parties. In the future, we also expect that our merchandise will be primarily sourced from manufacturers located outside the United States, with less reliance on small clothing manufacturers located in the United States. We introduce numerous lines of merchandise per year, and even a brief delay in bringing new merchandise to market could harm our sales and financial results to the extent that the tastes of our customers change during that time. We believe that our new sourcing and supply program will mitigate this risk by enabling us to quickly develop and bring to market new merchandise before it is no longer in fashion with our customers. However, we cannot assure you that we will be able to successfully implement this program and our failure to do so, together with any accompanying supply chain disruptions that are not anticipated or mitigated, could have a material adverse effect on our business and results of operations.

Closing stores or curtailing certain operations could result in significant asset impairments and costs to us, which would adversely impact our financial results and cash position.

In the fourth quarter of fiscal 2003, we made a strategic decision to close all 31 of our Zutopia stores, due to the poor financial results of these stores and their limited ability to become profitable in the future in a highly competitive market. These closures took place in the first and second quarters of fiscal 2004. The financial losses generated by Zutopia and the write-down of its fixed assets to their estimated fair value have been identified as discontinued operations.

In the second quarter of fiscal 2004 we determined that, in light of disappointing sales results in the Wet Seal division during the initial back-to-school season and our most recent historical operating performance, it would be unlikely that we would recover or realize the carrying value of certain long-lived store assets, and accordingly, we wrote down the carrying value of these impaired assets by $36.7 million, a non-cash charge to our consolidated condensed statements of operations for the second quarter of fiscal 2004.

In the event that we decide in the future to close additional stores or curtail operations that are generating continuing financial losses, we would be required to write down the carrying value of these impaired assets to realizable value, a non-cash event which would negatively impact our earnings and earnings per share. Further, if we elect to close any stores before the expiration of the applicable lease term, we may be required to make payments to landlords to terminate or “buy out” the remaining term of the applicable lease. We also may incur costs related to the employees at such stores. All of the foregoing asset impairments and costs would adversely impact our financial results and cash position.

We may not be able to realize our net deferred tax assets, which could increase our net loss per share.

We account for income taxes in accordance with Statement of Financial Accounting Standards, or SFAS, No. 109, “Accounting for Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires us to periodically assess whether it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets.

In making this determination under SFAS 109, we consider all available positive and negative evidence and make certain assumptions. We consider, among other things, our deferred tax liabilities, the overall business environment, our historical earnings and losses, our industry’s historically cyclical periods of earnings and losses and our outlook for future years. Based on these considerations, in the second quarter of fiscal 2004 we determined that it was more likely than not that future taxable income will not be sufficient to enable us to realize our deferred tax assets prior to the expiration of these assets. Consequently, at July 31, 2004, we recorded a valuation allowance against our deferred income tax assets, which resulted in a $38.8 million non-cash charge to income tax expense on our consolidated condensed statement of operations for the three months ended July 31, 2004, which, in turn, increased our net loss per share for this period. In addition, we will discontinue recording income tax benefits in our consolidated condensed statements of operations until we determine that it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets.

Our failure to effectively compete with other retailers for sales and locations could have a material adverse effect on our financial condition and results of operations.

The women’s retail apparel industry is highly competitive, with fashion, quality, price, location, in-store environment and service being the principal competitive factors. We compete for sales with specialty apparel retailers, department stores and certain other apparel retailers, such as American Eagle, Banana Republic, BCBG, bebe, Charlotte Russe, Express, Forever 21, Gap, H&M, Old Navy, Pacific Sunwear and Urban Oufitters. We face a variety of competitive challenges, including:

•	anticipating and quickly responding to changing consumer demands;

•	maintaining favorable brand recognition and effectively marketing our products to consumers in a narrowly-defined market segment;

•	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers in our target demographic;

•	efficiently sourcing merchandise; and

•	competitively pricing our products and achieving customer perception of value.

In addition to the competitive challenges specified above, many of our competitors are large national chains, which have substantially greater financial, marketing and other resources than we do and may be better able to adapt to changing conditions that affect the competitive market. Also, our industry has low barriers to entry that allows the introduction of new products or new competitors at a faster pace. Any of these factors could result in reductions in sales or the prices of our products which, in turn, could have a material adverse effect on our financial condition and results of operations.

In addition, although we believe that we compete effectively for favorable site locations and lease terms in shopping malls and other locations, competition for prime locations and lease terms within shopping malls, in particular, and at other locations is intense, and we cannot assure you that we will be able to obtain new locations or maintain our existing locations on terms favorable to us, if at all.

Because of the importance of our brand names, we may lose market share to our competitors if we fail to adequately protect our intellectual property rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We have registered trademarks for Wet Seal, Contempo Casuals and Arden B. (which is registered in the retail store services class and pending in others). We take actions to establish and protect our intellectual property. However, we cannot assure you that others will not imitate our products or infringe on our intellectual property rights. In addition, we cannot assure you that others will not resist or seek to block the sale of our products as violative of their intellectual property rights. If we are required to stop using any of our registered or non-registered marks, our sales could decline and, consequently, our business and results of operations could be adversely affected.

Our business is affected by local, regional and national economic conditions.

Our business is sensitive to consumer spending patterns and preferences. Various economic conditions affect the level of spending on the merchandise we offer, including general business conditions, interest rates, taxation, and the availability of consumer credit and consumer confidence in future economic conditions. Our growth, sales and profitability may be adversely affected by unfavorable occurrences in these economic conditions on a local, regional or national level. We are especially affected by economic conditions in California, where approximately 14% of our stores are located.

Further, the majority of our stores are located in regional shopping malls. We derive sales, in part, from the high volume of traffic in these malls. The inability of mall “anchor” tenants and other area attractions to generate consumer traffic around our stores, or the decline in popularity of malls as shopping destinations would reduce our sales volume and, consequently, adversely affect our financial condition and results of operations.

Our success depends upon the performance of our senior management and our ability to identify, hire and retain key management personnel.

Our success depends to a significant extent on the performance of our senior management, particularly personnel engaged in merchandising and store operations, and on our ability to identify, hire and retain additional key management personnel. Competition for qualified personnel in the retail apparel industry can be intense, and we cannot assure you that we will be able to identify, hire or retain the key personnel necessary to grow and operate our business as currently contemplated. Further, we have recently encountered difficulty in retaining senior management, as is evidenced by the recent loss of our creative director, and there is a risk that we may lose additional members of senior management in the future.

Increases in Federal and state statutory minimum wages could increase our expenses, which could adversely affect our results of operations.

Connecticut, Illinois, Oregon, Rhode Island, Vermont and Washington have each increased their state minimum wages to a level that significantly exceeded the Federal minimum wage as of May 1, 2004. As of May 1, 2004, we operated a total of 31 stores in those states. These recent increases in the state statutory minimum wage and any future Federal or state minimum wage increases could raise minimum wages above the current wages of some of our employees. As a result, competitive factors could require us to make corresponding increases in our employees’ wages. Increases in our wage rates increase our expenses, which could adversely affect our results of operations.

Violation of labor laws and practices by our suppliers could harm our business.

As part of our commitment to human rights, we require our domestic and foreign suppliers to abide by a Code of Conduct for Vendors and Suppliers, which sets forth guidelines for acceptable factory policies and procedures regarding workplace conditions, including wages and benefits, health and safety, working hours, working age, environmental conditions and ethical and legal matters. If one of our suppliers fails to comply with this Code, we may be required to discontinue our relationship with that supplier, which could result in a shortfall in our inventory levels. Further, if the supplier’s non-compliance were publicly disclosed, our customers may refuse to purchase our products. Either of these events could harm our business and results of operations.

Our failure to expand our business by increasing our demographic and geographic scope could adversely effect our business, financial condition and results of operations.

We rely on a relatively narrow demographic customer base and a concentration of stores in particular geographic regions for a significant percentage of our sales. We believe that we need to increase our demographic and geographic scope to continue our growth. As our operations grow, there will be increasing strains on our resources, and we could experience difficulties enhancing our distribution, financial and operating systems. There can be no assurance that we will be able to expand, that any expansion will be profitable or that we will be able to manage our expansion effectively.

Our company has historically expanded by opening new stores, remodeling existing stores and acquiring other store locations or businesses that complement and enhance our operations. From time to time we have created new retail concepts such as Arden B. There can be no assurance that these new fashion businesses will gain consumer acceptance or ultimately be successful. Our ability to open stores and the performance of newly opened stores depends upon several factors, including among others:

•	general business conditions;

•	the demand for our merchandise;

•	continued satisfactory cash flows from existing operations;

•	our ability to locate and obtain favorable store sites;

•	our ability to negotiate acceptable lease terms, including desired tenant improvement allowances;

•	our ability to obtain adequate supplies of merchandise;

•	our ability to hire and train qualified management personnel and other employees;

•	our ability to satisfy the fashion preferences of customers in new geographic areas; and

•	our ability to successfully integrate the new business, its management, systems and relationships into our company, which is often very difficult and may not be successful.

Any of these challenges could delay our store openings, prevent us from completing our store opening plans or hinder the operations of stores that we do open. We cannot be sure that we can successfully expand our business or that our new stores will be profitable. Such things as unfavorable economic and business conditions and changing consumer preferences could also interfere with our plans to expand our business. Our failure to expand our business by increasing our demographic and geographic scope could adversely effect our business, financial condition and results of operations.

If we open new retail stores more rapidly than in the past, we could strain our resources and may be less effective in executing our business plan.

Although we plan to continue opening new stores in the United States in fiscal 2004, we intend to scale back earlier expansion plans in an effort to limit capital expenditures and concentrate our efforts on our core business. Nonetheless, our expansion efforts will place increased demands on our managerial, operational and administrative resources that could prevent or delay the successful opening of new stores as well as adversely impact the performance of our existing stores.

Our business is seasonal in nature, and any decrease in our sales or margins during these periods could have a material adverse effect on our company.

The retail apparel industry is highly seasonal. We generate our highest levels of sales during the Christmas season, which begins the week of Thanksgiving and ends the first Saturday after Christmas, and the “back-to-school” season, which begins the last week of July and ends the first week of September. Our profitability depends, to a significant degree, on the sales generated during these peak periods. Any decrease in sales or margins during these periods, whether as a result of economic conditions, poor weather or other factors beyond our control, could have a material adverse effect on our company.

We depend upon key vendors to supply us with merchandise for our stores, and the failure of these vendors to provide this merchandise could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to purchase current season apparel in sufficient quantities at competitive prices. The inability or failure of our key vendors to supply us with adequate quantities of desired merchandise, the loss of one or more key vendors or a material change in our current purchase terms could adversely affect our financial condition and results of operations by causing us to experience excess inventories and higher markdowns. We have no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products. We cannot assure you that we will be able to acquire desired merchandise in sufficient quantities or on terms acceptable to us in the future, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We depend upon a single distribution facility, and any significant disruption in the operation of this facility could harm our business, financial condition and results of operations.

The distribution functions for all of our stores are handled from a single, leased facility in Foothill Ranch, California. Any significant interruption in the operation of this facility due to a natural disaster, accident, system failure or other unforeseen event could delay or impair our ability to distribute merchandise to our stores and, consequently, lead to a decrease in sales. As a result, our business, financial condition and results of operations would be harmed.

We do not authenticate the license rights of our suppliers.

We purchase merchandise from a number of vendors who hold manufacturing and distribution rights under the terms of license agreements. We generally rely upon each vendor’s representation concerning those manufacturing and distribution rights and do not independently verify whether each vendor legally holds adequate rights to the licensed properties they are manufacturing or distributing. If we acquire unlicensed merchandise, we could be obligated to remove it from our stores, incur costs associated with destruction of the merchandise if the vendor is unwilling or unable to reimburse us and be subject to civil and criminal liability. The occurrence of any of these events could adversely affect our financial condition and results of operations.

We experience business risks as a result of our Internet business.

We compete with Internet businesses that handle similar lines of merchandise. These competitors have certain advantages, including the inapplicability of sales tax and the absence of retail real estate and related costs. As a result, increased Internet sales by our competitors could result in increased price competition and decreased margins. Our Internet operations are subject to numerous risks, including:

•	reliance on third-party computer and hardware providers;

•	diversion of sales from our retail stores; and

•	online security breaches and/or credit card fraud.

Our inability to effectively address these risks and any other risks that we face in connection with our Internet business could adversely affect the profitability of our Internet business.

We are subject to risks associated with our international operations, any of which could have a material adverse effect on our business, financial condition or results of operations.

A significant portion of our products are manufactured outside the United States. As a result, we are subject to the risk of greater losses from a number of risks inherent in doing business in international markets and from a number of factors beyond our control, any of which could have a material adverse effect on our business, financial condition or results of operations. These include:

•	import or trade restrictions (including increased tariffs, customs duties, taxes or quotas) imposed by the U.S. government in respect of the foreign countries in which our products are currently manufactured or any of the countries in which our products may be manufactured in the future;

•	political instability or acts of terrorism, significant fluctuations in the value of the U.S. dollar against foreign currencies and/or restrictions on the transfer of funds between the United States and foreign jurisdictions, any of which could adversely affect our merchandise flow and, consequently, cause our sales to decline; and

•	local business practices that do not conform to legal or ethical guidelines.

Our imports are limited by textile agreements between the United States and a number of foreign jurisdictions, including Hong Kong, China, Taiwan and South Korea. These agreements impose quotas on the amounts and types of merchandise that may be imported into the United States from these countries. These agreements also allow the United States to limit the importation of categories of merchandise that are not now subject to specified limits. The United States and the countries in which our products are produced or sold may also, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels. In addition, none of our international suppliers or international manufacturers supplies or manufactures our products exclusively. As a result, we compete with other companies for the production capacity of independent manufacturers and import quota capacity. If we were unable to obtain our raw materials and finished apparel from the countries where we wish to purchase them, either because room or space under the necessary quotas was unavailable or for any other reason, or if the cost of doing so should increase, it could have a material adverse effect on our results of operations and financial condition.

Our involvement in lawsuits, both now and in the future, could negatively impact our business.

We are currently a defendant in a number of lawsuits and have been involved in a variety of other legal proceedings in the past. Although we intend to vigorously defend the claims against us, if any of the claims in these lawsuits or a future lawsuit are resolved unfavorably to us, we may be required to pay substantial monetary damages or pursue alternative business strategies. This could have a material adverse effect on our business. In addition, our defense of these actions has resulted, and may continue to result, in substantial costs to us as well as require the significant dedication of management resources. If we choose to settle any of these lawsuits, the settlement costs could have a material adverse effect on our cash resources and financial condition.

Risks Related to our Class A Common Stock

Our stockholders may experience dilution of their investment.

In connection with our recent private placement, we issued 6,026,500 shares of our Class A common stock and warrants to acquire an additional 2,109,275 shares of Class A common stock, which caused our existing stockholders to experience substantial dilution in their investment in our company. See “Prospectus Summary—The Private Placement.” If the liquidity issues described in these risk factors require us to obtain additional financing involving equity securities or securities convertible into equity securities, our existing stockholders’ investment would be further diluted. Such dilution could cause the market price of our Class A common stock to decline and impair our ability to raise additional financing.

The price of our Class A common stock has been and may continue to be volatile.

In the quarter ended July 31, 2004, fiscal 2002 and 2003, the daily closing price of our Class A common stock has ranged from a low of $4.03 to a high of $25.73. The market price of our Class A common stock is likely to fluctuate, both because of actual and perceived changes in our operating results and prospects and because of general volatility in the stock market. The market price of our Class A common stock could continue to fluctuate widely in response to factors such as:

•	actual or anticipated variations in our results of operations;

•	the addition or loss of suppliers, customers and other business relationships;

•	changes in financial estimates of, and recommendations by, securities analysts;

•	conditions or trends in the apparel and consumer products industries;

•	additions or departures of key personnel;

•	sales of our common stock;

•	general market and economic conditions; and

•	other events or factors, many of which are beyond our control.

Fluctuations in the price and trading volume of our Class A common stock in response to factors such as those set forth above could be unrelated or disproportionate to our actual operating performance and could result in you losing all or a portion of your investment.

We have never paid dividends on our Class A common stock and do not plan to do so in the future.

Holders of shares of our Class A common stock are entitled to receive any dividends that may be declared by our board of directors. However, we have not paid any cash dividends on our Class A common stock and we do not expect to do so in the future. Also, our senior credit facility prohibits us from paying dividends to our stockholders. We intend to retain any future earnings to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should not purchase our Class A common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Class A common stock offered by the selling securityholders. If the warrants are exercised in full (and assuming that no holder of warrants avails itself of the “cashless exercise” provisions of the warrants, which is available under certain circumstances), we would realize gross proceeds (before expenses) of $11,411,177. We anticipate that the net proceeds from the exercise of the warrants would be used for working capital and general corporate purposes.

SELLING SECURITYHOLDERS

The shares of Class A common stock (including shares of Class A common stock issuable upon exercise of the warrants) being offered by the selling securityholders were issued pursuant to a Securities Purchase Agreement, dated as of June 29, 2004. See “Prospectus Summary—The Private Placement.” We are registering these shares of Class A common stock in order to permit the selling securityholders to offer these shares for resale from time to time. Except for the ownership of the shares of Class A common stock and the warrants issued pursuant to the Securities Purchase Agreement, the selling securityholders have not had any material relationship with us within the past three years. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling securityholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the selling securityholders as of August 15, 2004 (assuming exercise of the warrants held by the selling securityholders on that date, without regard to any limitations on exercise). Because the terms of the warrants allow for adjustments in the number of shares issuable upon their exercise, we do not know the actual number of shares of common stock that will be acquired and offered by the selling securityholders. The number of shares of our Class A common stock covered by this prospectus includes a good faith estimate of the number of shares of our Class A common stock that will be acquired by the selling securityholders upon exercise of the warrants. The number of shares of our Class A common stock ultimately acquired and offered by the selling securityholders may, however, differ from the actual number of shares of our Class A common stock ultimately acquired and offered by the selling securityholders, in which case we may be required to file an amendment or supplement to this prospectus.

Under the terms of the warrants, a selling securityholder may not exercise its warrants to the extent that the exercise would cause the selling securityholder, together with its affiliates, to beneficially own in excess of 9.99% of our then outstanding shares of our Class A common stock following the exercise, excluding for purposes of such determination shares of our Class A common stock issuable upon exercise of the warrants which have not yet been exercised and certain other securities then held by the selling securityholders.

For a more complete description of the warrants, please see the Form of Warrant set forth as Exhibit B to the Securities Purchase Agreement, which was filed as Exhibit 99.2 to our Current Report on Form 8-K, filed with the SEC on June 30, 2004.

Name of Selling Securityholder	Shares Beneficially Owned Before the Offering(1)	Number of Shares Being Offered	Shares Beneficially Owned After the Offering(1)(2)
			Number	Percent
Smithfield Fiduciary, LLC(3)	2,580,691	2,580,691	0	*
Highbridge/Zwirn Special Opportunities Fund, L.P.(4)(6)	743,598	743,598	0	*
Highbridge/Zwirn Special Opportunities Fund, Ltd. (5)(6)	743,598	743,598	0	*
Riverview Group, LLC (7)(9)	2,033,944	2,033,944	0	*
S.A.C. Capital Associates LLC (8)	3,058,944	2,033,944	1,025,000	3%

*	Represents less than 1% of our outstanding Class A common stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act (other than with respect to the warrants which, although they are not exercisable until December 30, 2004, we have assumed for purposes of the table above have been exercised by the selling securityholders subject to the limitation described in the penultimate paragraph preceding the table above), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right (which, for purposes of the table above, includes the warrants (subject to the limitation described in the penultimate paragraph preceding the table above), although the warrants are not exercisable until December 30, 2004). Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	Assumes that each selling securityholder sells all shares of Class A common stock being registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any shares of our Class A common stock, and each selling securityholder may decide to sell only a portion or none of its shares of our Class A common stock that are registered under this registration statement.

(3)	Includes 1,911,624 shares of our Class A common stock and 669,067 shares of our Class A common stock issuable upon exercise of warrants. Highbridge Capital Management, LLC, or Highbridge, is the trading manager of Smithfield Fiduciary LLC, or Smithfield, and consequently has voting control and investment discretion over the securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the securities held by Smithfield.

(4)	Includes 550,813 shares of our Class A common stock and 192,785 shares of our Class A common stock issuable upon exercise of warrants.

(5)	Includes 550,813 shares of our Class A common stock and 192,785 shares of our Class A common stock issuable upon exercise of warrants.

(6)	D. B. Zwirn & Co., L.P. is the trading manager of each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P. and consequently has voting control and investment discretion over securities held by each of these entities. Daniel B. Zwirn controls Zwirn Holdings, LLC, which in turn is the managing member of, and thereby controls, DBZ GP, LLC, which in turn is the general partner of, and thereby controls, D. B. Zwirn & Co., L.P. Each of Daniel B. Zwirn, Zwirn Holdings, LLC, DBZ GP, LLC and D. B. Zwirn & Co., L.P. disclaims beneficial ownership of securities held by each of Highbridge/Zwirn Special Opportunities Fund, Ltd. and Highbridge/Zwirn Special Opportunities Fund, L.P.

(7)	Includes 1,506,625 shares of our Class A common stock and 527,319 shares of our Class A common stock issuable upon exercise of warrants.

(8)	Includes 1,506,625 shares of our Class A common stock purchased in the private placement, 527,319 shares of our Class A common stock issuable upon exercise of warrants and 1,025,000 shares of our Class A common stock which are not being offered pursuant to this prospectus. Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company, and S.A.C. Capital Management, LLC, a Delaware limited liability company, share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC. Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC and Mr. Cohen disclaim beneficial ownership of these securities.

(9)	Millennium Holding Group, L.P., a Delaware limited partnership, is the sole member of Riverview Group, LLC. Millennium Management, LLC, a Delaware limited liability company, is the general partner of Millennium Holding Group, L.P. and, consequently, has voting control and investment discretion over securities owned by Millennium Holding Group, L.P. and by Riverview Group, LLC. Israel A. Englander is the sole managing member of Millennium Management, LLC. As a result, Israel A. Englander may be considered the beneficial owner of any securities deemed to be beneficially owned by Millennium Management, LLC. The foregoing should not be construed in and of itself as an admission by any of Millennium Holding Group, L.P., Millennium Management, LLC or Israel A. Englander as to beneficial ownership of the securities owned by Riverview Group, LLC.

PLAN OF DISTRIBUTION

We are registering the shares of our Class A common stock issued and issuable upon exercise of the warrants to permit the resale of these shares of our Class A common stock by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of our Class A common stock. However, if the warrants are exercised in full (and assuming that no holder of warrants avails itself of the “cashless exercise” provisions of the warrants, which is available under certain circumstances), we would realize gross proceeds (before expenses) of $11,411,177. See “Use of Proceeds.”

The selling securityholders may sell all or a portion of the shares of our Class A common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our Class A common stock are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for any underwriting discounts or commissions or agent’s commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions (which may involve crosses or block transactions) such as:

•	sales on any national securities exchange or quotation service on which the Class A common stock may be listed or quoted at the time of sale;

•	sales in the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 or Rule 144A;

•	sales through broker-dealers who may agree with the selling securityholders to sell a specified number of shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling shares of our Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of our Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our Class A common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our Class A common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of our Class A common stock short and deliver shares of our Class A common stock covered by this prospectus to close out short positions. The selling securityholders may also loan or pledge shares of our Class A common stock to broker-dealers that, in turn, may sell such shares.

The selling securityholders may pledge or grant a security interest in some or all of the warrants or shares of our Class A common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares of our Class A common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the shares of our Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholders will sell any or all of the shares of Class A common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling securityholders and any other person participating in the sale of our Class A common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our Class A common stock by the selling securityholders and any other person participating in this offering. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our Class A common stock to engage in market-making activities with respect to the shares of our Class A common stock. All of the foregoing factors may affect the marketability of the shares of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our Class A common stock.

We have agreed to pay all expenses of the registration of the shares of our Class A common stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. However, the selling securityholders will bear the cost of any underwriting discounts, commissions or fees attributable to the sale of the shares of our Class A common stock being offered by this prospectus and will pay the costs of their own counsel. We have also agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act, or, in the alternative, contribute to any losses suffered by the selling securityholders in connection with such liabilities. Each selling securityholder has agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, or, in the alternative, contribute to any losses suffered by our company in connection with such liabilities.

Once sold under the registration statement of which this prospectus forms a part, the shares of our Class A common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters relating to the validity of our Class A common stock, including shares of our Class A common stock issuable upon exercise of the warrants, being offered by this prospectus will be passed upon for our company by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Alan Siegel, a director of our company, is a member of Akin Gump Strauss Hauer & Feld LLP and, as of July 15, 2004, held options to acquire 80,000 shares of our Class A common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K as of January 31, 2004 and February 1, 2003 and for the three years ended January 31, 2004, February 1, 2003 and February 2, 2002 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to our plan to discontinue our Zutopia division and reporting the Zutopia business as discontinued operations for all periods presented and the adoption of SFAS No. 142 “Goodwill and Other Intangible Assets”) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of the registration statement on Form S-3 of which this prospectus is a part, without charge at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. You can also request copies of all or any portion of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2004;

•	Current Report on Form 8-K, filed on April 22, 2004;

•	Current Report on Form 8-K, filed on May 21, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended May 1, 2004;

•	Current Report on Form 8-K, filed on June 30, 2004;

•	Current Report on Form 8-K, filed on July 8, 2004;

•	Current Report on Form 8-K, filed on August 5, 2004;

•	Current Report on Form 8-K, filed on August 24, 2004; and

•	The description of our Class A common stock set forth in our Registration Statement on Form S-1 filed on July 30, 1990, including any amendments or reports filed for the purposes of updating such description.

You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference in, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

Attention: Corporate Secretary

(949) 583-9029

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

THE WET SEAL, INC.

8,135,775 Shares of Class A Common Stock

PROSPECTUS

August 26, 2004

Prospective investors may rely only on the information contained in this prospectus. Neither The Wet Seal, Inc. nor any selling securityholder has authorized anyone to provide prospective investors with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares of our Class A common stock being offered hereby in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares of our Class A common stock.